Exhibit 99.1

TARGETED GENETICS PRESENTS PRECLINICAL SAFETY DATA FROM ITS ARTHRITIS PROGRAM, 6/9/03 Seattle, WA and Washington, DC – June 9, 2003

Targeted Genetics Corporation (Nasdaq: TGEN) presented encouraging preclinical safety data in support of its arthritis program on Saturday, June 7, 2003, at the 6th Annual Meeting of the American Society of Gene Therapy in Washington, DC. These studies were conducted by the Company as part of its development plan for its product candidate, tgAAV-TNFR:Fc, for the treatment of rheumatoid arthritis. tgAAV-TNFR:Fc consists of a gene encoding the TNF-a antagonist TNFR:Fc, which is delivered using an adeno-associated virus (AAV) vector directly to an arthritic joint. In preclinical studies, intra-articular administration of the product candidate resulted in localized expression of the therapeutic protein and a suppression of arthritis symptoms. Targeted Genetics plans to submit regulatory filings in the second half of 2003 to initiate a Phase I human clinical trial.

The first poster presentation (Abstract #1051) was presented by Laurie M. Tatalick, DVM, Ph.D., DACFP, Senior Scientist at Targeted Genetics Corporation. This study, titled “Comparison of the Biodistribution of tgAAV-ratTNFR:Fc Administered Via Intra-Articular Injection to Normal and Arthritic Lewis Rats,” was designed to measure biodistribution and safety of intra-articular, or local, administration of the product candidate to normal and arthritic joints. Analysis of the resulting data determined the following:

No toxicity attributable to tgAAV-rat TNFR:Fc was noted at the maximal dose level. Local TNFR:Fc expression was confirmed in the injected joint after intra-articular administration of tgAAV-rat TNFR:Fc in both normal and arthritic rats without significant systemic TNFR:Fc protein levels.

Local administration of tgAAV-ratTNFR:Fc to normal and arthritic joints resulted in vector biodistribution that was detectable in a limited number of tissues on the fourth day of the study. TgAAV-ratTNFR:Fc was not detected at extra-articular sites after local delivery in either model at the end of the study on day 90 for non-arthritic animals and day 30 for arthritic animals.

“Today’s presentations illustrate a clean safety profile in support of Targeted Genetics’ arthritis program,” said Barrie J. Carter, Ph.D., Executive Vice President and Chief Scientific Officer of Targeted Genetics Corporation. “Together with the preclinical efficacy in support of both intra-articular and intramuscular administration of our TNF-R:Fc-based gene delivery product candidate, these data provide a complete preclinical package to move forward with regulatory filings in the second half of 2003 to initiate a Phase I clinical trial. Based on previous therapeutic experience with TNF-antagonist based treatments, we believe there is great potential for tgAAV-TNFR:Fc to provide an alternative therapy for those patients who do not benefit from currently approved treatments.”

A concurrent poster (Abstract #1035) was presented by Dana Martin, Clinical Research Associate at Targeted Genetics Corporation. In this study, titled “Biodistribution and Expression of AAV-huTNFR:Fc after Intra-Articular Injection to Cynomolgous Monkeys,” expression of human (hu)TNFR:Fc and distribution of vector (AAV-huTNFR:Fc) DNA was measured after a single intra-articular injection, into a small number of cynomolgous monkeys. Vector-specific DNA and RNA was detected in joint tissue for at least 90 days after intra-articular injection. Human TNFR:Fc protein was also detected in joint fluid and circulating human TNFR:Fc protein was detected at very low levels. Thus, intra-articular delivery of rAAV-huTNFR:Fc vector results in local expression of huTNFR:Fc protein and may be an alternate therapeutic modality in rheumatoid arthritis and psoriatic arthritis patients having a limited number of arthritic joints or who have persistently problematic joints despite current systemic therapy.

Proteins that inhibit the action of TNF-a are currently approved for the treatment of rheumatoid arthritis, psoriatic arthritis and Crohn’s disease. Use of TNF-a antagonists has resulted in a reduction in levels of TNF and the delay in disease progression in patients with rheumatoid arthritis. There is still a significant portion of the chronic inflammatory arthritis patient population that does not completely benefit from currently approved therapies. There may be unique benefits to local delivery of the gene encoding an inhibitor of TNF-a utilizing an AAV vector. Because of the safety profile of AAV vectors, localized delivery of TNFR:Fc could provide hope to those who have had a partial response to standard treatment.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our regulatory filings, research programs, product development and clinical trials. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to obtain regulatory approvals, our ability to protect our intellectual property, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.